Exhibit 10.18

Repligen Corporation 41 Seyon Street Building #1, Suite 100 Waltham, MA 02453 Telephone: 781-250-0111 Telefax: 781-250-0115

March 21, 2011

James Rusche

18 Brigham Rd.

Framingham, MA 01701

Dear Jim,

As you are aware, on April 3, 2001 you were awarded 25,000 stock options at an exercise price of $2.66. Pursuant to the details of that award and the Company’s overall Stock Option Plan that has been approved by our shareholders, those options expire 10 years from the date of grant, or April 3, 2011.

Effective, March 17, 2011 through the close of business on March 31, 2011, we expect to be in an open window for insider trading of Repligen stock. The window will then be closed until such time as the results of our fiscal year are announced to the public. This date has yet to be established, but in any event will be after the expiration of this stock option award.

While you are under no obligation to exercise these options prior to expiration, and should consult with your own advisors regarding the tax and other consequences of your transaction, we did want to make you aware of an alternative method of exercise that is being made available.

You may exercise these options as you always have in the past, should you desire, during the open trading window. This includes being able to do a same day sale, cashless exercise, or straight exercise for cash.

Alternatively, you may elect to agree to surrender your options and receive cash, in lieu of exercise. The amount paid to you will be the difference, on March 30, 2011, between the then market value of the stock and your exercise price of $2.66, times the number of shares you look to wish to surrender. By way of example, if the market value on March 30, 2011 is $3.66, you can expect to receive $1.00 per share ($3.66 - $2.66).

If you wish to avail yourself of this option, please execute the attached instructions no later than March 24, 2011.

Should you have any questions, please do not hesitate to contact me.

Best regards,

Bill Kelly

Repligen Corporation 41 Seyon Street Building #1, Suite 100 Waltham, MA 02453 Telephone: 781-250-0111 Telefax: 781-250-0115

SURRENDER OF STOCK OPTIONS FOR CASH IN LIEU OF EXERCISE

I, James Rusche, hereby and irrevocably surrender 18,000 stock options, granted on April 3, 2001 with an exercise price of $2.66. I agree to receive cash payment from the Company equal to the difference between the market value of Repligen’s stock on March 30, 2011 and the exercise price of $2.66. I recognize that if the market value of the Company stock is below $2.66 on March 30, 2011, no cash payment will be made by the Company.

/s/ James Rusche

Signature

March 24, 2011

Date